UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: October 15, 2008

AE BIOFUELS, INC.
(Exact Name of Registrant as Specified in its Charter)
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NEVADA	000-51354	26-1407544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20400 Stevens Creek Blvd., Suite 700 Cupertino, California	95014
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number including area code: (408) 213-0940

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

AE Biofuels, Inc. has negotiated the terms for the acquisition of Renova Energy, Inc. and Wyoming Ethanol, a Limited Liability Company which comprise the operating ethanol production and distribution businesses of Renova Energy plc, a London-based public company listed on the AIM Exchange.

For the six months ended September 2008, Renova Energy plc, through its U.S. operating businesses, generated revenues at the annual run rate of approximately $70 million from the production, distribution and sale of ethanol, primarily through fifteen terminals in six Western states. Ethanol sold through the Company’s distribution business is produced at the Company’s recently expanded 10 million gallon nameplate ethanol production facility in Wyoming and by third parties.

The acquisition by AE Biofuels of the Renova Energy plc’s operating businesses is expected to be funded by up to $31 million of debt provided by existing and new Renova lenders. At closing, AE Biofuels will receive 72.5% of the equity ownership in Renova’s operating businesses and expects to receive a five-year option to purchase the remaining 27.5% of the equity ownership for $3 million.

On June 30, 2008, Renova Energy and Wyoming Ethanol filed for reorganization under federal court jurisdiction in Wyoming. As a result, this transaction is subject to the approval of the bankruptcy court and the completion of financing by AE Biofuels. Closing of the acquisition is expected in January 2009.

Current law does not permit solicitation of acceptances of the Amended Joint Plan of Reorganization until the court approves the Disclosure Statement filed by Renova Energy and Wyoming Ethanol. Accordingly, this announcement is not intended to be, nor should it be construed as, a solicitation for a vote on the Amended Joint Plan of Reorganization.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AE BIOFUELS, INC.

By:	/s/ Eric A. McAfee
Eric A. McAfee
Chief Executive Officer

October 21, 2008